Exhibit 10.1

Jerome Dorlack
900 McDonald Drive
Northville MI 48167

October 8, 2018

Dear Jerome,

On behalf of Adient US LLC (“Adient” or the “Company”), I am pleased to confirm in writing our offer of employment to you for the position of Vice President & Chief Purchasing Officer. The Vice President & Chief Purchasing Officer position is a full-time position reporting directly to Doug DelGrosso, President & Chief Executive Officer. Your work location will be based in Plymouth, Michigan. Below is a summary of our offer. We hope that you accept our offer to join a team of employees providing customers with world class seating products and services.

START DATE

We anticipate a start date of Nov 9th 2018. We will welcome you with an overview of the Company and its businesses, Company policies and procedures, and other important topics.

BASE SALARY

Your starting base annual salary for this position will be $575,000.00. You will be paid semi-monthly in accordance with the Company’s normal payroll practices.

BENEFITS

Adient offers an extensive employee benefit program. Choices exist for you and your dependents for medical, dental, vision, life, and long-term disability insurance. In addition, you will be automatically enrolled in the Savings and Investment Plan (401K), but may choose to opt out of this benefit at any time. This plan provides the opportunity to defer a portion of your pay and receive a Company match. You will also be eligible to participate in our Executive Retirement Income Contribution (RIC) program. RIC is a nonqualified retirement program that currently brings the company’s discretionary contribution up to 12% of base and annual bonus.

The specific benefits available to you, and the eligibility requirements for such benefits, are governed by the terms and conditions of the applicable plan documents. Employee contributions are required to participate in certain plans and programs. More information regarding the benefit plans and programs will be provided to you prior to your benefit enrollment period. Adient’s benefit plans and programs are subject to amendment, modification or termination by the Company.

VACATION

You will be eligible for four weeks of vacation per calendar year. The amount of vacation you will be eligible for in 2018 will dependent on your start date and pro-rated accordingly. The use of such vacation is subject to the terms and conditions of the Company’s vacation policy in effect at any given time.

Exhibit 10.1

PAID HOLIDAYS

You will receive a number of paid holidays during the year in accordance with your work location.

ADDITIONAL COMPENSATION

To further assist you with the transition to your new job, you will be eligible to receive a gross cash payment of $400,000 after your first month of employment. Adient will make withholdings for applicable taxes from such payments. As a condition of receiving these cash payments, you are required to sign the enclosed Repayment Agreement. As outlined in such agreement, should you voluntarily terminate your employment within two (2) years of receiving a payment, you must repay Adient in full. As an additional sign-on bonus, you will receive 6,300 PSUs and 2,700 RSUs, granted as soon as is allowable.

BONUS PLAN

You will be eligible to participate in the AIPP, subject to the terms and conditions of such plan. Your incentive target will be 85% of your base annual salary. Actual incentive payments to you under the AIPP can range from 0% of annual base salary to as much as 170% of annual base salary. Payments are typically made in November of each year for the previous fiscal year. Your first AIPP award is expected in November 2019 for performance in fiscal year 2019, and will be pro-rated to reflect the number of months participating in the plan. Plan details will be made available to you upon your commencement of employment.

LONG TERM INCENTIVE PLAN

You will also be eligible to participate in Adient’s Long Term Incentive (LTI) Plan. Equity will be award at a target grant date value of $1,400,000.00, currently awarded as 70% performance share units (PSUs) and 30% restricted share units (RSUs). Equity vehicles and applicable performance metrics to be determined annually by Adient’s Compensation Committee. The grants, which are made at the discretion of the Board of Directors, are generally awarded one (1) business day after full year earnings are reported. Your first award will be granted on or around November 11, 2018. Each award is governed by the plan documents and grant agreements for that award.

COMPANY OWNERSHIP

As an executive of the Company, you will be expected to accumulated ownership of Adient stock in the amount of three (3) times your base salary. You will have five years to achieve that ownership level. Communication on your stock ownership status occurs annually from the Total Rewards team.

PERK ALLOWANCE

You are being offered a position with Adient which is eligible for a perquisite allowance in the amount of 5% of your base annual salary. This is fully taxable income.

EMPLOYEE INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT

As a condition of your employment with Adient, you will be required to sign the enclosed Employee Intellectual Property and Confidentiality Agreement.

We hope your employment with us will be mutually rewarding and enriching experience. However, your employment relationship with the Company will be one of at-will; accordingly, either you or the Company would be able to terminate the relationship at any time for any reason. Nothing in this offer letter creates or constitutes a contract between you and Adient. Adient retains the right to modify or alter the terms and conditions of your employment at any time.

Exhibit 10.1

This offer is contingent upon (1) background check results that are satisfactory to the company, and (2) negative drug screen results. You will also be required to provide Adient with document(s) to establish your identity and employment eligibility.

Sincerely,

/s/ Renee S. McLeod
Renee S. McLeod
Vice President, Human Resources Global Seating

cc: Neil Marchuk

Acceptance/Rejection:

Please indicate your response to this offer below with your signature:

X     I accept the foregoing offer         I decline the offer

Your prompt response to renee.mcleod@adient.com is appreciated.

/s/ Jerome Dorlack____                10/9/18_______
Jerome Dorlack                    Date